Exhibit 19

SECURITIES TRADING POLICY

(last revised September 16, 2024)

This Securities Trading Policy (the “Policy”) provides guidelines to all employees, including officers, of Equity Residential (the “Company”) as well as members of the Company’s Board of Trustees (the “Trustees”) with respect to transactions in the Company’s securities and other securities. The Policy is divided into two parts:

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Part I applies to all employees and Trustees and prohibits trading in the Company’s and other companies’ securities in certain circumstances; and
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Part II applies to Trustees and officers who are designated by the Company, from time to time, to be deemed insiders and subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (referred to in this Policy as “Executive Officers”), and imposes additional restrictions on those individuals with respect to trading in the Company’s securities.

PART I

Rule 10b-5 – Insider Trading

(applies to all Trustees and employees of the Company)

Trustees and employees of the Company are subject to certain legal restrictions regarding purchase and sale transactions involving Company securities and certain other securities, as summarized below.

1. Trading in Company Securities.

(a) Under Rule 10b-5 of the Exchange Act, no one, including Trustees and employees of the Company, may buy or sell, or offer to buy or sell, any Company securities while in possession of material information not generally known to the public. Information is generally considered “material” if (i) there is a substantial likelihood that a reasonable investor would find the information important in determining whether to trade in a security, or (ii) the information, if made public, would likely affect the market price of a company’s securities. In addition, Rule 10b-5 prohibits you from passing along such information or otherwise assisting anyone else, including members of your family, in trading in Company securities based on any material non-public information. For purposes of this Policy, bona fide gifts of Company securities by Trustees and employees of the Company are considered sales of Company securities.

Common examples of information that will frequently be regarded as material include, but are not limited to: data as to future earnings or losses; news of a pending or proposed corporate merger, acquisition or tender offer; news of a material sale or acquisition of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a share split or the offering of additional securities; changes in management; significant cybersecurity incidents; and potential financial liquidity problems. Either positive or negative information may be material.

In addition, Trustees and all employees at the level of Vice President and above are subject to the quarterly lockout restrictions described in Part II, Section 1 below.

(b) Employees shall not engage in short-term speculation in Company securities, nor shall an employee engage in any transaction in which he or she profits if the value of Company securities falls. Please note that the Company’s no-hedging policy, described in Part II, Section 2(a) below, also applies to all employees of the Company.

(c) The U.S. Securities and Exchange Commission (“SEC”) adopted Rule 10b5-1 authorizing insider trading plans to provide Trustees, Executive Officers and others the ability to plan purchases and sales in advance and not inadvertently become subject to a “Rule 10b-5 lockout.” Please see Exhibit A attached to this Policy for guidelines.

2. Trading in the Securities of Other Companies.

(a) Trustees and employees of the Company shall not trade in the securities of a company of which they are aware meets any of the following criteria without first obtaining the approval of the General Counsel:

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The Company has targeted it for acquisition;
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It owns property that the Company is analyzing as a possible acquisition; or
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It is being considered for or has just been awarded an important contract with the Company.

(b) Trustees and employees of the Company shall not trade in any securities of another company if, in the course of working for the Company, such person learns of material non-public information about a company (i) with which the Company does business, such as the Company’s vendors, customers and suppliers, or (ii) that is involved in a potential transaction or business relationship with the Company.

3. Penalties. The law imposes severe penalties on the violator for violation of the insider trading regulations, which can include:

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return of profits gained or losses avoided;
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a civil penalty not to exceed the greater of $1 million or three times the profit gained or loss avoided;
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a criminal fine (no matter how small the profit) of up to $5 million; and
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a jail term of up to 20 years.

Further, if the Company fails to take appropriate steps to prevent such illegal trading, such as failing to make certain that a policy such as this one is distributed, understood and observed, it is subject to:

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a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s or trustee’s violation; and
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a criminal penalty of up to $25 million.

4. Reporting a Violation. Employees can report a violation of this Policy by doing either of the following:

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Calling the Company’s Call to Action Hotline at (800) 231-5699. Calls may be anonymous, if the employee chooses. The Internal Audit Department will promptly investigate all calls; or
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Notifying Human Resources, the Legal Department or the Internal Audit Department.

PART II

Additional Trading Restrictions

(applies to all Trustees and Executive Officers of the Company)

Trustees and Executive Officers of the Company are subject to additional legal restrictions and requirements regarding purchase and sale transactions involving Company securities. These rules can be summarized as follows:

1. Timing of Purchases and Sales of Securities. As a matter of policy, we require that you (and your family members subject to the rules) make no sales or purchases of Company securities without first reviewing such actions with the General Counsel in order to assure that you have not overlooked the possible existence of material non-public information or the applicability of one or more of these technical rules.

The Company regularly imposes a trading moratorium or “lockout” binding on (a) all Trustees and Executive Officers during the period beginning the second business day in January and the first day of the quarter (or the next business day) (April 1st, July 1st, and October 1st) through one business day after the earnings release and (b) all officers at the level of Vice President or above (other than the Executive Officers) during the two-week period prior to the release of earnings through one business day after the earnings release.

During their respective lockout periods, these officers and Trustees are prohibited from engaging in the following activities in Company securities for their own account: (i) purchasing or selling such securities on the open market (other than (A) through the Company’s Employee Share Purchase Plan (ESPP), which is exempt because of the one-year holding requirement or (B) through a pre-approved 10b5-1 trading plan, as described below); and (ii) exercising options in Company securities (other than (A) an exercise and hold or (B) through a pre-approved 10b5-1 trading plan). If one of these officers or Trustees wishes to make a gift of Company securities during a lockout period, such individual must obtain the approval of the General Counsel prior to effecting any such transaction. Under limited circumstances approved by our Chief Executive Officer, employees may be allowed to surrender Company securities to the Company in payment of income tax withholdings relating to vesting of such securities. The Company is not prohibited from engaging in the issuance or purchase of its own securities during any scheduled lockout period provided it is not in possession of information not generally known to the public which could reasonably affect the price of Company shares.

2. Section 16(b) – Restrictions on Short Term Trades.

(a) Trustees and Executive Officers may not enter into hedging arrangements with respect to their individual holdings of the Company’s securities that are designed to offset or reduce the risk of price fluctuations in the underlying security (such as covered calls, collars or other transactions that sever the ultimate alignment with our shareholders’ interests).

(b) To deter insiders from profiting on short-term trading transactions on the basis of undisclosed information, Section 16(b) requires Trustees and Executive Officers to pay the Company an amount equal to the amount by which the sales price of any Company shares sold by a Trustee or Executive Officer exceeds the purchase price of any Company shares purchased by that Trustee or Executive Officer within any six month period, regardless of whether the sale and purchase involved the same shares and regardless of the order of the sale and purchase. The recovery for short-swing profits belongs to the Company and cannot be waived by it. This recoverable profit is not based on economic realities, and there have even been cases where the insider lost money on trades as a whole but was held accountable for profits. The lack of possession of undisclosed information is not a defense to the obligation to pay the Company the amount of any such statutory profit.

(c) There are special rules that exempt the grant and exercise of options under the Company’s share incentive plans, the reinvestment of dividends under dividend reinvestment plans, grants of equity under the Company’s compensation programs and acquisitions through the ESPP. Notwithstanding the exemption of the grant and exercise of options, a sale of the underlying shares, whenever it occurs, is generally treated as a sale that can trigger a payout obligation to the Company described in Part II, Section 2(b) above if you make any non-exempt purchases of Company shares at a lower price within the six month period before or after that sale. This issue can be avoided altogether by acquiring Company securities solely via compensation grants or the ESPP, as opposed to on the open market.

3. Rule 144 – Sales of Securities. Trustees and Executive Officers must follow the requirements of Rule 144 when selling Company securities. The following rules apply to any sale of Company securities:

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The securities must be sold in unsolicited broker’s transactions or directly with a market maker. Brokers are under an obligation to make reasonable inquiries to insure that Rule 144 is not being violated. A broker is therefore likely to request a Rule 144 representation letter and may also require certain representations from the Company. In some circumstances, this may delay the entry of a sale order.
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The seller must submit a Form 144 in electronic format to the SEC via EDGAR at the time a sale order is placed with a broker, unless the number of securities sold or to be sold during any three-month period does not exceed 5,000 shares and the aggregate sales price does not exceed $50,000.
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The number of securities that can be sold in any three-month period is limited to the greater of (a) 1% of the outstanding securities of that class; or (b) the average weekly reported trading volume in securities of that class during the four calendar weeks preceding the filing of a Form 144, or if no Form 144 is required, the date of receipt of an order to execute the transaction by a broker or the date of execution of the transaction directly with a market maker. These volume limitations would ordinarily not present a problem for most holders of Company securities.

4. Required Filings – Forms 3, 4 and 5.

(a) Trustees and Executive Officers must file (i) a Form 3 with the SEC when they first become a Trustee or an Executive Officer, (ii) a Form 4 when they buy or sell Company shares; exercise options; obtain restricted shares, restricted units and options granted by the Company; or dispose of Company shares, units or options by gift, and (iii) a Form 5 every year to report any transaction not previously reported on Forms 3, 4 or 5. Forms 4 must be received by the SEC within 2 business days after there has been a transaction. Forms 5 must be filed within 45 days of the Company’s fiscal year end. You should promptly advise our Legal Department of any sales, purchases, exercises and transfers so that arrangements can be made for the preparation of the necessary forms.

(b) Note that the Company is required to identify in its Proxy Statement any Trustee or Executive Officer who has failed to make a timely filing with the SEC of the Section 16 reports and the number of late or missed reports. The SEC is expected to use these disclosures to pursue Section 16 violators. In addition, there have always been people who review reports filed on Forms 3 and 4 for violations of Section 16(b) with the intention of bringing lawsuits. In such cases, the plaintiffs may recover attorneys’ fees from the Company.

5. Trading on Margin; Pledging. No Trustee or Executive Officer may hold Company securities in a margin account or pledge Company securities as collateral for a loan.

As you can see, the rules governing the purchase and sale of Company securities and other securities are complicated and the cost of an inadvertent violation can be very expensive and can result in civil penalties, criminal fines and even imprisonment. The rules apply regardless of how you hold your interest in the securities, and the special rules applicable to Trustees and Executive Officers apply to their spouse, minor children and other relatives living in their house. Remember that the ultimate responsibility for adhering to this Policy and the law and avoiding improper transactions rests with you. It is imperative that you use your best judgment in these matters.

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EXHIBIT A

RULE 10B5-1 TRADING PLAN GUIDELINES

A Rule 10b5-1 plan (a “Plan”) is not a safe harbor that eliminates insider trading liability, but it can be used as an affirmative defense to refute insider trading allegations if the person trading can demonstrate that a Plan was properly designed and the transaction occurred pursuant to the terms of the Plan. Any proposed Plan and modifications to a previously approved Plan setting out instructions for purchases, sales and exercises of Company securities must be submitted to our Legal Department (Attn: General Counsel) for review and approval.

In addition to including provisions meant to satisfy the conditions of SEC Rule 10b5-1, each Plan:

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May only be entered into (including modifications to any previously approved Plan) during an open trading window (i.e., not during a lockout period) when the person is not aware of any material non-public information; and
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Must include a waiting period between entering into or modifying a Plan and the first trade executed under the Plan based on the later of (i) 90 days following Plan adoption or modification or (ii) the second business day following disclosure of the Company’s financial results for the fiscal quarter in which the Plan was adopted (the required cooling off period need not exceed 120 days).

Except in limited circumstances provided by SEC Rule 10b5-1, no person may have more than one Plan outstanding at any time which covers the Company’s securities. In addition, note that any person trading pursuant to a Plan still must comply with other applicable securities laws like they would for any other trade, such as the Form 144 and Form 3, 4 or 5 filing requirements and the return of short-swing profits pursuant to Section 16(b) described in the above Policy. Trustees and Executive Officers should promptly advise our Legal Department of (i) any sales, purchases, exercises and other transfers made pursuant to any Plan and (ii) any termination or modification of a Plan so that arrangements can be made for the preparation of the necessary forms and so that the necessary disclosures can be made in the Company’s SEC filings.

Please submit proposed Plans and modifications to Plans to the General Counsel. If you have any questions, please contact the General Counsel.